Exhibit 99.1

Pyramid Oil Company	FOR IMMEDIATE RELEASE:

Pyramid Oil Company Reports Strong Improvements in First Quarter
Revenue and Earnings

Highlights:
•	Revenue increases 33% to $1.3 million from 2010 first quarter
•	Operating income up 65% to $376,000
•	Net income improves 77% to $320,000
•	EPS of $0.07 versus $0.04 in Q1 last year
•	Operating cash flow reaches $1.4 million

BAKERSFIELD, Calif. – May 16, 2011 – Pyramid Oil Company (Amex: PDO) today announced financial results for its first quarter ended March 31, 2011.

Revenue increased 33% to $1.3 million from $1.0 million in the first quarter last year.  The increase was largely attributable to higher average crude oil prices, which increased $21.57 per barrel of oil equivalent (BOE) to $97.12 from $75.55 per average BOE in the 2010 first quarter.  Revenue also benefitted from a 3% increase in production volumes during the quarter.

Operating income increased 65% to $376,000 from $229,000 in last year’s first quarter.  Operating margin in the first quarter was 28%, up from 23% in the comparable year-ago quarter. Net income improved 77% to $320,000, or $0.07 per share, from $181,000, or $0.04 per share, in the comparable year-ago quarter.

Pyramid generated operating cash flow of $1.4 million, up sharply from $176,000 during the first three months of fiscal 2010.  At March 31, 2011, the Company’s balance sheet included $4.9 million in cash, cash equivalents and short-term investments; total current assets of $6.3 million and working capital of $4.5 million.

“Our first quarter financial performance reflects the benefits of a strong price environment and our lean cost structure,” said John Alexander, president and CEO.  “During the quarter we maintained our focus on increasing production volumes in an effort to capitalize on our strong business model.

“Much of our attention was devoted to drilling operations on the Pike 1-H, our first Joint Venture well with Victory Oil Company.  We received very encouraging test results during the drilling operations on this horizontal well, and moved in a pumping unit as we prepared to put it into production.  However, in the weeks following completion, the well has generated significant water volumes, and we believe this has interrupted the initial flow of oil.  We are currently working with several outside consultants in hopes of identifying and overcoming these technical issues.”

Mr. Alexander said the Company has established a roster of additional drilling targets on its core properties in Kern County, California, and plans to drill up to two sidetrack wells and one potential new well during the latter half of the year.  “Given the tight supply of contract rigs, we anticipate drilling on our next well will commence sometime this fall.  In the meantime, we will continue to evaluate projects and opportunities that could accelerate our growth and enhance shareholder value.”

About Pyramid Oil Company
Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909.  Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement
Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACTS:
John H. Alexander President and CEO Pyramid Oil Company 661-325-1000	Geoff High Principal Pfeiffer High Investor Relations, Inc. 303-393-7044

PYRAMID OIL COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended March 31,
	2011	2010

REVENUES:
Oil and gas sales	$1,326,298	$1,001,739
Gain on sale of fixed assets	1,012	0

	1,327,310	1,001,739

COSTS AND EXPENSES:
Operating expenses	413,656	339,920
General and administrative	224,720	207,367
Taxes, other than income and payroll taxes	36,855	27,820
Provision for depletion,
depreciation and amortization	185,528	149,387
Valuation allowances	48,533	25,141
Accretion expense	16,335	6,213
Other costs and expenses	25,487	17,240

	951,114	773,088

OPERATING INCOME	376,196	228,651

OTHER INCOME (EXPENSE):
Interest income	13,352	7,953
Other income	500	2,797
Interest expense	(1,506)	(181)

	12,346	10,569
INCOME BEFORE INCOME
TAX PROVISION	388,542	239,220
Income tax provision
Current	46,200	20,000
Deferred	22,700	38,550
	68,900	58,550

NET INCOME	$319,642	$180,670

BASIC INCOME PER COMMON SHARE	$0.07	$0.04

DILUTED INCOME PER COMMON SHARE	$0.07	$0.04

Weighted average number of
common shares outstanding	4,679,770	4,677,728

Diluted average number of
common shares outstanding	4,687,030	4,686,018

PYRAMID OIL COMPANY
BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$1,841,418	$1,535,532
Short-term investments	3,069,270	3,058,528
Trade accounts receivable (net of reserve for
doubtful accounts of $4,000 in 2011 and 2010)	629,833	508,457
Joint interest billing receivable	192,433	--
Crude oil inventory	95,736	86,361
Prepaid expenses and other assets	195,098	230,876
Deferred income taxes	245,100	245,100

TOTAL CURRENT ASSETS	6,268,888	5,664,854

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties and equipment
(successful efforts method)	19,219,961	18,101,529
Capitalized asset retirement costs	389,463	389,463
Drilling and operating equipment	1,946,805	1,946,805
Land, buildings and improvements	1,073,918	1,066,571
Automotive, office and other
property and equipment	1,195,396	1,182,613

	23,825,543	22,686,981
Less: accumulated depletion, depreciation,
amortization and valuation allowance	(18,886,570)	(18,687,908)

TOTAL PROPERTY AND EQUIPMENT	4,938,973	3,999,073

OTHER ASSETS
Deferred income taxes	685,800	708,500
Deposits	250,000	250,000
Other Assets	17,380	7,380

TOTAL OTHER ASSETS	953,180	965,880

TOTAL ASSETS	$12,161,041	$10,629,807

PYRAMID OIL COMPANY
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)

CURRENT LIABILITIES:
Accounts payable	$1,200,689	$73,374
Accrued professional fees	98,235	122,506
Accrued taxes, other than income taxes	61,701	63,361
Accrued payroll and related costs	78,562	60,365
Accrued royalties payable	211,390	193,052
Accrued insurance	46,840	86,888
Accrued income taxes	59,000	12,800
Current maturities of long-term debt	31,660	13,473

TOTAL CURRENT LIABILITIES	1,788,077	625,819

LONG TERM DEBT, net of current maturites	59,944	26,946

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,251,528	1,235,193

TOTAL LIABILITIES	3,099,549	1,887,958

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-no par value;
10,000,000 authorized shares;
no shares issued or outstanding	--	--
Common stock-no par value;
50,000,000 authorized shares;
4,683,853 shares issued and
outstanding	1,639,228	1,639,228
Retained earnings	7,422,264	7,102,621

TOTAL STOCKHOLDERS' EQUITY	9,061,492	8,741,849

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,161,041	$10,629,807